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                                                                    EXHIBIT 10.9

                            GAS PURCHASE AGREEMENT

                              DATED JULY 31, 1997

                                 BY AND BETWEEN



                       DOMINION PIPELINE COMPANY, MANAGER
                             BBS-LEGS JOINT VENTURE

                                   ("BUYER")

                                      AND

                           MOOSE OPERATING CO., INC.

                                   ("SELLER")
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                             GAS PURCHASE AGREEMENT

     THIS AGREEMENT; made and entered into as of this _____ day of July, 1997, by and between DOMINION PIPELINE COMPANY, a Texas corporation, as Manager of the BBS-LEGS Joint Venture, hereinafter referred to as "BUYER", and MOOSE OPERATING CO, INC., a Texas corporation, hereinafter referred to as "SELLER," whereby BUYER and SELLER have agreed, and in consideration of the premises hereof do hereby agree, to the sale by SELLER and purchase by BUYER of all gas owned or controlled by SELLER and attributable to the wells with receipt point(s) as described in Exhibit "A" and located on those lands and leases described in Exhibit "B" attached hereto and incorporated herein, using commercially reasonable efforts, subject to the general terms and conditions as follows:

                                I. DEFINITIONS

     The following terms and expressions, when used in these general terms and conditions and in this Agreement have the following meanings:

     1.1 Day - A period of twenty-four (24) consecutive hours commencing at seven (7:00) a.m., Central Time, or such other period as the parties may agree upon.

     1.2 Month - A period commencing on the first day of each calendar month and ending on the first day of the next following calendar month.

     1.3 Year - A period of three hundred sixty-five (365) consecutive days, provided that any such year which contains the date of February 29 shall consist of three hundred sixty-six (366) consecutive days.

     1.4 British thermal unit ("Btu") - One (1) Btu shall mean the quantity of heat required to raise the temperature of one (1) pound of water from fifty-nine degrees Fahrenheit (59 degrees F) to sixty degrees Fahrenheit (60 degrees F) at a constant pressure of fourteen and sixty-five hundredths pounds per square inch absolute (14.65 psia). Total Btu's shall be determined by multiplying the total volume of natural gas delivered times the gas heating value expressed in Btu's per cubic foot of gas adjusted on a dry basis.

     1.5 Heating value - The quantity of heat, measured in Btu's, produced by combustion in air on one (1) cubic foot of anhydrous gas at a temperature of sixty degrees Fahrenheit (60 degrees F) at a constant pressure of fourteen and sixty-five hundredths pounds per square inch absolute (14.65 psia), the air being at the same temperature and pressure as the gas, after the products of combustion are cooled to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

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     1.6 Gas - Natural gas, including gas-well gas, casinghead gas, and/or residue gas resulting from processing both casinghead gas and gas-well gas, and shall include liquefied natural gas and synthetic gas in a vaporized state.

     1.7 Mcf - The quantity of natural gas occupying a volume of one thousand (1,000) cubic feet at a temperature of sixty degrees Fahrenheit (60 degrees F) and at a pressure of fourteen and sixty-five hundredths pounds per square inch absolute (14.65 psia).

     1.8 BUYER's Transporter - A third-party natural gas transmission pipeline system which accepts deliveries of natural gas from BUYER at the first point downstream of BUYER's pipeline facilities; such third-party system may change from time to time at BUYER's election to make first deliveries to an alternate third-party pipeline.

     1.9 GPM - the quantity of natural gas liquids, ethane and heaviers, which are contained in an Mcf of natural gas, measured as gallons.

     1.10 High CO\\2\\ Gas - Gas otherwise of pipeline quality that is delivered by SELLER and received by BUYER pursuant to this contract which contains in excess of 5.5% CO\\2\\ by volume.

                II. POINT(S) OF RECEIPT AND BUYER'S FACILITIES

     2.1 The Point(s) of Receipt of all gas purchased hereunder shall be at a mutually agreeable point as described in Exhibit "A" attached hereto and incorporated herein and title to said gas shall pass from SELLER to BUYER at said Point(s) of Receipt.

     2.2 SELLER, at its own expense, shall construct, maintain and operate all facilities reasonable and necessary to deliver SELLER's gas to BUYER at the Point(s) of Receipt.

     2.3 BUYER, shall construct, or cause to be constructed, all facilities reasonable and necessary to accept SELLER's gas from SELLER at the Point(s) of Receipt.

     2.4 SELLER shall be in control and possession of the gas sold and purchased hereunder and responsible for any damage or injury caused thereby until the same shall have been delivered to BUYER at the Point(s) of Receipt.

     2.5 BUYER, or BUYER's agent, shall be in control and possession of the gas sold and purchased hereunder and responsible for any damage or injury caused thereby after the same shall have been delivered at the Point(s) of Receipt.

                                 III. QUANTITY

     Beginning on the date of initial delivery of gas hereunder, and for the term hereof, SELLER agrees to make available to BUYER 100% of all gas owned or controlled by SELLER and attributable to those certain leases and lands

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described in Exhibit "B" attached hereto, and limited thereby.  In the event such volumes available to BUYER from SELLER are less than 250 MCF per day for more than thirty (30) consecutive days, then BUYER may elect to terminate its gas purchase obligation hereunder upon giving thirty (30) days prior written notice to BUYER. During the primary term hereof, SELLER agrees to deliver to BUYER a total volume of gas covered by this agreement of not less than 800,000 MMBtu. In the event that SELLER fails to deliver said volume prior to the expiration of the primary term of this agreement, then SELLER and BUYER shall in good faith endeavor to negotiate a mutually agreeable solution to make up the volume commitment shortfall by SELLER, and in the event BUYER and SELLER are unable to mutually agree on a solution within thirty (30) days after the expiration of the primary term hereof, then SELLER shall pay to BUYER a volume commitment shortfall penalty of an amount equal to the difference between 800,000 MMBtu and the actual MMBtus delivered, multiplied by ten cents ($0.10).

                     IV. MEASUREMENT, QUALITY AND PRESSURE

     4.1 BUYER is not obligated to take any gas unless such gas is economically merchantable gas which meets all specifications and pressures required by BUYER or BUYER's Transporter(s). SELLER also agrees that BUYER, at its option, (which BUYER may exercise at any time and from time to time in its sole discretion) may either (a) refuse to construct facilities to or accept delivery of any gas that is not merchantable gas which meets all of the quality specifications of BUYER or BUYER's Transporter, or (b) waive the provisions of this Article IV by accepting delivery of such gas. Any such waiver or waivers by BUYER from time to time shall not be deemed to establish a course of performance or otherwise be construed as obligating BUYER to continue such waiver or waivers in effect when, in BUYER's sole judgment, then existing business circumstances indicate to BUYER that BUYER's best interests would be served by not continuing such waiver or waivers.

     4.2 Notwithstanding any of the foregoing provisions of Article II and Paragraph 4.1, SELLER may from time to time deliver gas volumes to BUYER at the Receipt Point(s) which contain carbon dioxide (CO\\2\\) in excess of two percent (2%) by volume, but with such CO\\2\\ content not to exceed five and one-half percent (5.5%) (High CO\\2\\ Gas) at any time. Should SELLER deliver gas volumes to BUYER that are High CO\\2\\ Gas volumes as defined herein and BUYER agrees to accept such volumes, then SELLER agrees to pay all reasonable direct charges incurred by BUYER for treating of such High CO\\2\\ Gas as may be charged by a third-party treater or the actual costs incurred by BUYER. Such direct charges shall include fees, fuel and shrinkage paid by BUYER on a dollar for dollar basis, and shall be deducted from the gross proceeds payable to SELLER under Articles V and IX hereof. Using standard oilfield operating

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practices for corrosion control, Seller shall provide for the regular injection of chemical inhibitors at the wellhead or at SELLER's production facilities as a precaution to protect BUYER's pipeline and measurement facilities from the High CO\\2\\ Gas produced by SELLER.

     4.3 Gas volumes measured by BUYER with the use of orifice meter(s) shall be determined in accordance with the provisions of the Gas Measurement Committee Report No. 3 of the American Gas Association, as revised in 1966, as amended and/or supplemented from time to time, and gas volumes measured by Buyer with the use of positive meter(s) shall be determined on the basis of Gas Measurement Committee Report No. 7 of the American Gas Association, as revised in 1981 and as may be amended and/or supplemented thereafter from time to time. For the purpose of measurement, a cubic foot of gas is defined as the volume of gas contained in one cubic foot of space at a standard pressure base of fourteen and sixty-five one-hundredths (14.65) pounds per square inch absolute and a standard temperature base of sixty degrees Fahrenheit (60 degrees F.). For the purposes of measurement, calculations and meter calibration the atmospheric pressure shall be assumed to be fourteen and seven-tenths (14.7) pounds per square inch absolute. Temperature shall be determined by a recording thermometer continuously used and installed by Buyer so as to record properly the temperature of the gas being metered, and specific gravity shall be determined by Buyer by use of a gravity balance of standard make, or, at the option of Buyer, by such other tests and instruments as may be standard for such purposes in the gas industry.

     4.4 At quarterly intervals, or more often if required pursuant to paragraph 5.5; Article V hereof, the meters and instruments shall be calibrated and if in the aggregate they are found to be inaccurate by more than one percent (1%), the quantities of gas based on such registration shall be corrected at the rate of inaccuracy for any period which is known or agreed upon.

     4.5 The gross heating value of the gas shall be determined by BUYER or BUYER's Transporter by taking gas samples and having the British Thermal Unit content per cubic foot determined in a mutually agreeable laboratory by means of chromatographic analysis or a calorimeter. The British Thermal Unit content per cubic foot shall be determined for a cubic foot of gas at a temperature of sixty degrees Fahrenheit (60 degrees F) at an absolute pressure of fourteen and sixty-five one hundredths (14.65) pounds per square inch, and corrected to the actual water vapor content of the gas being delivered.

     4.6 SELLER shall deliver Gas hereunder, or cause Gas to be delivered at pressures sufficient to cause such Gas to enter BUYER's facilities, but not in excess of the applicable maximum allowable operating pressure specified in

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the transportation agreement between Buyer and Buyer's Transporter, nor in excess of BUYER's maximum allowable operating pressure, nor more than 1,050 psig. SELLER shall inform BUYER as often as may be necessary of the delivery rate and pressure of the Gas delivered hereunder.

     4.7 The foregoing notwithstanding, BUYER and BUYER's Transporter(s) shall have no obligation at any time to provide gas treating services including but not limited to compression, separation, dehydration, or processing.

                                   V. PRICE

     5.1 For all gas delivered to BUYER at the Point(s) of Receipt, subject to all applicable provisions of this Agreement and corrected to the measurement basis set forth herein, BUYER and SELLER agree that beginning on the date of initial delivery hereunder and continuing thereafter until redetermined as provided herein, the price per MMBtu (dry) paid to SELLER shall be as follows:

     (i) if the commingled stream of SELLER'S gas volumes delivered to BUYER contains an average gas liquids content of greater than 4.5 GPM, as measured at the Point(s) of Receipt, BUYER shall pay SELLER a price equal to the TET Index plus seven (7) cents per MMBtu;

     (ii) if the commingled stream of SELLER'S gas volumes delivered to BUYER contains an average gas liquids content of between 3.51 GPM and 4.5 GPM, as measured at the Point(s) of Receipt, BUYER shall pay SELLER a price equal to the TET Index plus four (4) cents per MMBtu;

     (iii) if the commingled stream of SELLER'S gas volumes delivered to BUYER contains an average gas liquids content of between 2.51 and 3.5 GPM, as measured at the Point(s) of Receipt, BUYER shall pay SELLER a price equal to the TET Index plus two (2) cents per MMBtu;

     (iv) if the commingled stream of SELLER'S gas volumes delivered to BUYER contains an average gas liquids content of between 2.00 and 2.5 GPM, as measured at the Point(s) of Receipt, BUYER shall pay SELLER a price equal to the TET Index less one (1) cents per MMBtu;

     (v) if the commingled stream of SELLER'S gas volumes delivered to BUYER contains an average gas liquids content of less than 2.00 GPM, then SELLER has the right to market to a third party, provided, however, BUYER shall have the right to match such third party offers.

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     5.2 The TET Index as referred to hereinabove shall mean the Index Price as published in the first issue of each production month of Inside FERC's Gas Market Report under "Prices of Spot Gas Delivered to Pipelines", Texas Eastern Transmission Corporation (TET, South Texas). If the Inside FERC Price ceases to exist, the parties shall mutually agree upon a price to be paid hereunder.

     5.3 The price paid hereunder shall be inclusive of and shall not be increased for all royalties, excess royalties, production or severance taxes, or any other taxes imposed upon the gas prior to delivery or otherwise borne by SELLER, and any other costs or charges for which SELLER is liable.

     5.4 For purposes of accounting and determination of the price payable and total amounts due SELLER hereunder, BUYER and SELLER agree to accept the MCF volumes as measured at the Point(s) of Receipt and attributable to SELLER and the Btu and GPM values determined at this point.

     5.5 Notwithstanding any of the foregoing provisions of this Article V, the price to be paid by BUYER to SELLER as provided herein shall be reduced by fees, fuel, and shrinkage incurred by BUYER for treating of High CO\\2\\ Gas pursuant to the foregoing paragraph 4.2 Article IV; the price paid by BUYER shall be further reduced by any pro rata losses and gas unaccounted for, if any, except in the case where losses exceed two percent (2%) of all volumes received from SELLER, as measured on a Btu basis. For purposes of determining pro rata MMBtu losses and gas unaccounted for if any, BUYER may allocate back to the Point(s) of Receipt all such losses based on BUYER's total MMBtu deliveries to BUYER's Transporter of SELLER's gas, as measured at the point of interconnect of BUYER with BUYER's Transporter. In the event that such losses exceed two percent (2%) and BUYER or BUYER's Transporter is unable to correct the cause of loss and BUYER continues to accept deliveries of Gas, then BUYER shall be liable for all continuing losses exceeding two percent (2%) of the total volumes received from SELLER. In the event losses of gas exceed one and one-half percent (1.5%) for two consecutive months, BUYER agrees to undertake audits of all measurement charts and conduct additional calibrating tests of the measurement facilities in an effort to identify and correct the causes of such losses. BUYER agrees to diligently maintain and regularly perform tests on its measurement facilities and to take all reasonable steps to ensure the accuracy and integrity of its measurement.

     5.6 SELLER agrees that it shall pay all production and severance taxes and ad valorem taxes due and payable on the gas produced from the respective properties covered hereby and does hereby agree to indemnify and hold harmless BUYER from any liability or obligations pertaining thereto.

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     5.7 Other terms, conditions and provisions notwithstanding, it is agreed that BUYER and SELLER have entered into this exclusive restricted sales agreement in its entirety for the term hereof, whereby SELLER agrees to sell and BUYER agrees to buy the described gas from the respective leases and lands set forth on Exhibit "B" hereof. This shall be construed as a firm commitment to buy and sell hereunder the respective quantities of economically merchantable gas produced by SELLER from the respective properties. SELLER shall not market or commit the gas hereunder to any third parties in contradiction of BUYER's rights hereunder.

                                   VI. TERM

     6.1 This agreement shall continue in full force and effect for a primary term of eighteen (18) months, effective as of the date of initial deliveries received by BUYER from SELLER. Thereafter, this agreement will continue in full force and effect on a calendar month to month basis and may be terminated by either party giving not less than thirty days prior written notice. Notwithstanding the above, the primary term hereof will be extended for an amount of time equal to all periods of force majeure as described in Article XIII hereof.

     6.2 Upon notice of termination of this agreement pursuant to Article 6.1 above, SELLER will convey to Buyer the "right to match" the terms and conditions of any third-party buyer's bona fide and verifiable offer to purchase the production covered under this agreement. Such third-party gas purchase offer shall have a primary term of at least six (6) months. SELLER shall provide BUYER with a complete and exact copy of such third party offer and BUYER shall have ten (10) business days from receipt of said offer from SELLER. If BUYER elects to match the third party offer, BUYER shall continue to gather and purchase SELLER's gas under such new terms and conditions which shall also incorporate this paragraph. Should BUYER elect not to match such proposal, or fail to respond within said ten (10) business day period, then this agreement and the right to match shall terminate; provided however, should SELLER fail to enter into a contract with the third party whose offer was basis for the match and under the terms of such offer, then BUYER's right to match shall be reinstated.

     6.3 Notwithstanding the foregoing, at SELLER's election, BUYER's right to match shall be deemed terminated if one of the following events occurs:

     a) the operatorship of SELLER's producing properties changes to a third-party operator owning 25% or more of the working interest in the properties; or

     b) the sale of more than 50% of the working interests of SELLER's properties to a third party, or

     c)  a change of ownership control of Moose Oil & Gas Company.

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                                 VII. NOTICES

     Any notice, request, demand or statement provided for in this Agreement shall be in writing and shall be deemed delivered when mailed to the address of each of the parties hereto as follows:

BUYER:      DOMINION PIPELINE COMPANY
            1300 Main Street, Suite 1840
            Houston, TX 77002
            FAX: 713/658-0539
            Attn: Joel P.  Sauer

SELLER:     MOOSE OPERATING CO., INC.
            1100 Louisiana, Suite 3420
            Houston, TX 77002
            FAX: 713/650-9358
            Attn: John F.  Terwilliger

or any such other address as SELLER or BUYER shall from time to time designate by letter properly addressed.

                               VIII. DEDICATION

     8.1 SELLER hereby dedicates to the performance of this Agreement all gas owned or controlled by SELLER and attributable to lands covered by those leases and lands designated or described in Exhibit "B" attached hereto, to the depths described in Exhibit "B", including, without limitation, all additional lands subsequently pooled or unitized pursuant to the terms of such leases or unit agreements.

     8.2 SELLER shall maintain its leases and units and shall conduct the operation of its leases and units as a reasonable, prudent operator and shall maintain production hereunder at such rates, volumes and pressures as SELLER deems advisable, subject to all engineering, geological and other factors affecting production of the field and so long as its leases and units are capable of producing in commercial quantities.

                                  IX. PAYMENT

     On or before the twentieth (20th) day of the month following production BUYER shall provide to SELLER a statement setting forth the volumes and price for gas received by BUYER during the preceding month. BUYER shall remit to SELLER all amounts due for the volumes of gas delivered pursuant to this Agreement no later than the first (1st) day of the second month following production. SELLER shall earn interest at the lower rate of a) 8% per annum or
b) the highest rate permitted by applicable law on all undisputed dollar amounts due SELLER from BUYER and not paid timely as provided hereinabove.

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                          X. SALE AND PASSAGE OF MIX

     Title to the gas shall pass and the sale shall be made from SELLER to BUYER at the applicable Point(s) of Receipt referred to in Paragraph 2.1 in Article II.

                             XI. WARRANTY OF TITLE

     SELLER represents and warrants to BUYER that: (i) it has full and unqualified title and/or authority to sell all gas delivered hereunder, (ii) such gas is free from all liens and adverse claims attaching prior to its delivery to BUYER for BUYER's account at the Point(s) of Delivery, and (iii) SELLER shall, if notified thereof by BUYER, hold BUYER harmless from and against all claims, suits, actions, damages, losses, costs and expenses of every kind and character arising from each and every claim of any and all persons against such gas prior to its delivery for BUYER's account at the Point(s) of Delivery.

                              XII. FORCE MAJEURE

     12.1 The term "force majeure," as employed herein, shall include, without limitation the following: acts of God and the public enemy, wars, blockades, civil unrest, rebellion, insurrections, riots, lockouts, strikes or any other industrial strife, interruption of civil or public service, hurricanes, freezing of wells or lines of pipe, breakage or failure of wells and equipment or pipelines, vandalism, inability to obtain, or interruption of, transportation or necessary gas treatment services, inability to obtain materials, contractors, supplies, permits or labor and any laws, orders, rules, regulations, acts or restraints of any governmental authority, whether or not lawfully made, and any other causes, whether of the kind herein enumerated or within the control of the party claiming suspension.

     12.2 If either party is rendered unable, wholly or in part, by force majeure to perform or comply with any obligations or conditions of this Agreement, upon giving notice in writing and providing reasonably full particulars to the other party, such obligations or conditions, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such party shall be relieved of liability and shall suffer no prejudice for failure to perform the same during the period; provided however, that BUYER's obligation to make payments for gas accepted shall not be suspended and further provided that the dedication of SELLER's leaseholds and/or wells shall not be waived or suspended. The force majeure condition shall be remedied so far as practicable with reasonable dispatch. Settlement of strikes and lockouts shall be wholly within the discretion of the party having the difficulty.

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     12.3 If at some future date there is change in any law, rule or regulation, and by such change, a governmental certificate or authorization is required, or SELLER is prevented, prohibited or frustrated from carrying out the terms of this Agreement in the manner contemplated hereunder, then this Agreement, at the sole discretion of SELLER, may be canceled.

                       XIII. GOVERNMENTAL AUTHORIZATIONS

     13.1 This Agreement shall be subject to all valid and applicable laws of the United States and of the states wherein it is to be performed, and to the applicable valid rules, regulation or order of any regulatory agency or governmental authority having jurisdiction, and the parties shall be entitled to regard all applicable laws, rules and regulations (federal, state or local) as valid and may act in accordance therewith until such time as the same may be declared invalid by final judgment of a court of competent jurisdiction.

     13.2 Promptly upon the execution of this Agreement, SELLER and BUYER shall proceed to obtain such governmental and other regulatory authorizations, if any, as required for the sale and purchase contemplated herein, provided that each party reserves the right to file and prosecute applications for such authorizations, any supplements or amendments thereof, and if necessary, any court review, in such manner as it deems to be in its best interest, including the right to withdraw its application.

     13.3 Each party will cooperate, with the other and with any third party transporting the gas sold hereunder for either party, in obtaining and maintaining whatever authorizations may be required by such governmental authorities.

     13.4 In no event shall the volumes of gas that SELLER shall be obligated to sell or that BUYER shall be obligated to purchase or that BUYER'S Transporter be obligated to transport under the terms of this Agreement ever exceed the volumes of gas which can be legally produced under applicable rules and regulations of the Railroad Commission of Texas in the course of reasonably prudent operations.

     13.5 The performance of this Agreement is conditioned upon the continuing receipt, by SELLER, BUYER, and any third party providing transportation to SELLER or BUYER, of all regulatory or other governmental authorizations necessary for the transportation and sale and purchase hereunder, on terms acceptable to the party receiving such authorizations.

                             XIV. INDEMNIFICATION

     14.1 BUYER and SELLER shall indemnify, defend and save harmless each other from and against any and all loss, damage, injury, liability, and claims for injury to or death of persons (including any employee of BUYER or

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SELLER), or for loss or damage to property (including the property of BUYER or
SELLER, resulting directly or indirectly from either party's performance of its respective obligations arising pursuant to this Agreement (including the installation, maintenance and operation of property, equipment and facilities) or any other operations under this Agreement.

     14.2 Other provisions of this Agreement notwithstanding, neither BUYER or SELLER shall be liable for any indirect, special, incidental or consequential damages arising out of or related to this Agreement.

                                XV. ASSIGNMENTS

     15.1 Any successor, representative or assignee which shall succeed by purchase, merger or consolidation to the properties, substantially as an entirety, of SELLER or BUYER, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement. Either party may assign or pledge this Agreement, in whole or in part effective the first day of the month in which written notice of assignment is given to the other party. This Agreement shall be binding on successors and assigns of the parties.

     15.2 Should SELLER assign this Agreement to another (Assignee), BUYER may suspend payments for gas hereunder upon notice of such assignment until execution by Assignee of an agreement under which Assignee assumes SELLER'S obligations under the contract, and sets out instructions for payment and indemnifies BUYER against claims resulting from payment to Assignee or any agent designated by Assignee.

     15.3 Except for the parties hereto, their successors and assigns, no person shall have the rights as a third party beneficiary or otherwise under this Agreement.

                              XVI. GOVERNING LAW

     16.1 The interpretation and performance of this Agreement shall be in accordance with the laws of the State of Texas. Should any legal disputes arise hereunder, the parties do hereby agree and stipulate that this Agreement was made and entered into in Harris County, Texas, which shall be the situs of venue hereunder.

     16.2 BUYER and SELLER hereby agree that any controversy arising between the parties to this Agreement shall be submitted to non-binding arbitration. The arbitrator shall be chosen by mutual consent of BUYER and SELLER. In the event that the parties cannot timely agree upon the selection of an arbitrator, then BUYER and SELLER shall each promptly select an arbitrator, who shall then promptly select a third arbitrator. The decision of the majority of the three
(3) arbitrators shall not be binding upon BUYER or SELLER.

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     16.3 Each party hereto shall be responsible for and shall pay its own costs and expenses arising from arbitration, including attorneys fees, administrative fees, and arbitration fees.

                              XVII. MISCELLANEOUS

     17.1 No waiver by either party of any one or more defaults by the other in the performance of any provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults, whether of a like or of a different character.

     17.2 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof; supersedes all prior agreements and understandings, whether oral or written, which the parties may have in connection herewith and may not be modified except by written agreement of the parties. The parties and their legal counsel have cooperated in the drafting of this Agreement and it shall therefore be deemed their joint work product and shall not be construed against either party by reason of its preparation.

     17.3 Each party shall do all necessary acts and make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms of this Agreement.

     17.4 If any provision of this Agreement shall be held invalid, illegal or unenforceable to any extent and for any reason by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and shall be enforceable to the full extent permitted by law.

     17.5 BUYER and SELLER shall have the right, at its sole expenses and during normal working hours, to audit the accounts and records of the other party to the extent necessary to verify the volumes and charges pursuant hereto. Such rights to audit shall be in force during the term of this Agreement and one (1) year hereafter. No change to any payment or to the volumes or heating values underlying such payment shall be made more than one (1) years after the making of such payment, nor shall any suit, action or proceeding be commenced with respect to any payment of the volumes or heating value underlying such payment more than one (1) years after the making of such payment, provided that fraud by either party shall not be waived under any circumstances.

     17.6 The terms of this Agreement, including, but not limited to the price paid for gas, the identified transporting pipelines (if any) and cost of transportation, the volumes of gas purchased or sold or to be purchased and sold, and all other material terms of this Agreement shall be kept confidential by the parties hereto, except to the extent that any information must be disclosed to a non-signatory as required by law or for the purpose of effectuating transportation of the gas subject to this Agreement.

     17.7 This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of such counterparts taken together shall constitute only one Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

BUYER:                                         SELLER:

DOMINION PIPELINE COMPANY,                     MOOSE OPERATING CO., INC.
MANAGER, BBS-LEGS JOINT VENTURE


/s/ Joel P. Sauer                              /s/ John F. Terwilliger
--------------------------------               ------------------------------
Joel P. Sauer                                  John F. Terwilliger
President                                      President

STATE OF TEXAS     (S)
                   (S)
COUNTY OF HARRIS   (S)

     BEFORE ME, the undersigned authority, on this day personally appeared, John
F. Terwilliger, President of MOOSE OPERATING CO., INC., a Texas corporation, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same as the act and deed of said corporation for the purposes and consideration therein expressed and in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, on this 31st day of July, 1997.

                               /s/ Dana Pickich
                              -------------------------
                              Notary Public in and for
                              The State of Texas

                              My Commission Expires: 10/9/2000


STATE OF TEXAS      (S)
                    (S)
COUNTY OF HARRIS    (S)

     BEFORE ME, the undersigned authority, on this day personally appeared, JOEL
P. SAUER, President of DOMINION PIPELINE COMPANY, a Texas corporation, Manager, BBS-LEGS Joint Venture, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same as the act and deed of said corporation for the purposes and consideration therein expressed and in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, on this 31st day of July, 1997.

                                    /s/ Dana Pickich
                              ----------------------------
                              Notary Public in and for
                              The State of Texas

                              My Commission Expires:10/9/2000

                                  EXHIBIT "A"

                              POINT(S) OF RECEIPT

     Attached to and made part of that certain Natural Gas Purchase Agreement between DOMINION PIPELINE COMPANY (BUYER) and MOOSE OPERATING CO., INC., (SELLER), dated July __, 1997.

     Each of the Point(s) of Receipt will be designated as mutually agreed upon by the parties hereto. Such Point(s) of Receipt will be at the production facilities of SELLER's wells.

                                  EXHIBIT "B"

     Lands and leases in Lavaca County, Texas, affected by and included within the provisions of the attached contract dated July __, 1997 by and between DOMINION PIPELINE COMPANY (BUYER) and MOOSE OPERATING CO., INC. (SELLER) and encompassing the Dedication as referred to in Article IX of this Agreement, and as described below:

     Those lands and leases lying under the following existing wells owned and operated by SELLER.

     i)    Smothers #1

     ii)   Denney Gas Unit #1

     iii)  Renger Gas Unit #1

Plus

all wells subsequently drilled by SELLER during the term hereof and are drilled to a depth which reaches the lower Wilcox formations on lands within a radius of 2 miles of the Smothers #1;

Plus

any other wells which Moose elects to tie into BUYER's existing system servicing the above-referenced wells, including the Knebel #1 well.



                                      B-i